Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and between

Jianquan Xu

and

Northann Corp.

November 13, 2024

- i -

TABLE OF CONTENTS (Continued)

- ii -

TABLE OF CONTENTS (Continued)

- iii -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of November 13, 2024, by and between Jianqun Xu, a citizen of the People’s Republic of China whose passport number is EE8427448 (the “Seller”) and Northann Corp., a Nevada corporation (the “Purchaser”). The foregoing persons are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein, but not defined herein, are defined in Article XI below.

WHEREAS, as of the date hereof, Raleigh Industries Limited, a company incorporated under the Laws of Hong Kong (the “Target Company”), has an issued and paid-up share capital of HK$10,000 comprising 10,000 shares (the “Company Shares”). The Seller is the sole record shareholder of the Company Shares;

WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Company Shares, in each case upon the terms and conditions set forth herein;

WHEREAS, the board of directors of the Purchaser has determined that it is in the best interest of the Purchaser and its shareholders, and declared it advisable, to approve this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:

Article I

Purchase Transactions

1.1       Purchase Price

Subject to the terms and conditions set forth in this Agreement, the aggregate consideration to be paid by the Purchaser for the Company Shares pursuant to this Agreement (the “Purchase Price”) shall be 4,500,000 shares of stock of the Purchaser at the Closing (as defined below) (the “Consideration Shares”).

1.2       Closing

Unless another date, location or time is mutually agreed upon by the Purchaser and the Seller, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signatures by electronic transmission in PDF format at 10:00 a.m. on the fifth (5) Business Day after satisfaction or, if permissible, waiver, of the conditions to the obligations of the Purchaser and the Seller set forth in Article IX other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, wavier, of those conditions. The date and time of the Closing are referred to herein as the “Closing Date.”

1.3       Purchase and Sale of the Company Shares

1.3.1       Closing Transactions. Upon the terms and subject to the conditions of this Agreement, at the Closing,

(a)          the Seller shall sell, transfer, assign, and deliver to the Purchaser, and Purchaser shall purchase, acquire, and accept from the Seller, all the Company Shares free from all Encumbrances, for an aggregate purchase price equal to the Purchase Price;

(b)          the Purchaser shall issue to the Seller the Consideration Shares.

1.3.2       Seller Closing Deliverables. At the Closing, the Seller shall deliver to the Purchaser:

(a)          a certified true copy of the resolutions passed by the board of directors of the Target Company approving and authorizing:

(i)       the Transactions, including the transfer of all the Company Shares to the Purchaser;

(ii)      the cancellation of old share certificate(s) in respect of the Company Shares issued in the name of the Seller;

(iii)     subject to the transfer of the Company Shares being duly stamped, the entry of the name of the Purchaser into the Register of Members as the holder of all the Company Shares and the making of such other entries into other corporate records of the Target Company as may be necessary;

(iv)     subject to the transfer of the Company Shares being duly stamped, the issuance of new share certificate(s) in respect of all the Company Shares in the name of the Purchaser;

(v)      the appointment of the Purchaser Director; and

(vi)     the change of all existing instructions, bank mandates and/or authorized signatories to all bank accounts of the Target Company, and replacing them with new instructions, bank mandates and/or authorized signatories, as may be required by the Purchaser;

(b)         a certified true copy of the resolutions passed by all the shareholders of the Target Company approving and authorizing the Transactions, including the transfer of all the Company Shares to the Purchaser;

(c)         a certified true copy of the resolutions passed by the board of directors and/or shareholders of each Group Company (other than the Target Company) as may be necessary to approve and authorize:

(i)       the resignations of the existing directors, officers, legal representatives, and/or supervisors of each Group Company (other than the Target Company) and the appointment of such directors, officers, legal representatives and/or supervisors as may be nominated by the Purchaser; and

(ii)      the change of all existing instructions, bank mandates and/or authorized signatories to all bank accounts of each Group Company (other than the Target Company), and replacing them with new instructions, bank mandates and/or authorized signatories, as may be required by the Purchaser;

(d)         originals of the old share certificate(s) in respect of all the Company Shares issued in the name of the Seller;

(e)         a standard form of transfer and bought and sold notes in respect of all the Company Shares, duly executed by the Seller in favor of the Purchaser, together with a working sheet signed by a director of the Target Company computing the net asset value per share of the Company and/or such other document(s) as may be prescribed from time to time by the Inland Revenue Department of Hong Kong for the purpose of assessing the stamp duty payable on a transfer of shares;

(f)         the original share certificate issued in the name of the Purchaser in respect of all the Company Shares;

(g)         the executed resignation letter duly executed by the Seller in respect of his or her resignation from all positions and offices held with any Group Company with effect from the Closing Date;

(h)         a copy of each Transaction Document (other than this Agreement), duly executed by all parties listed thereto (other than the Purchaser); and

(i)          (A) all other documents, instruments or certificates required to be delivered by the Seller and the Group Companies at or prior to the Closing pursuant to Section 9.1, and (B) such other documents or certificates as shall reasonably be required by the Purchaser and its counsel to consummate the Transactions.

1.3.3      Other Seller obligations. The Seller shall, and shall procure that the Target Company and its Representatives, cooperate with the Purchaser and its Representatives, in order for:

(a)          the register of members to be updated to reflect the Purchaser as the holder of 100% of all the Company Shares with effect from the Closing Date; and

(b)          the register of directors of the Target Company to be updated to reflect the Purchaser Director as the sole director of the Target Company with effect from the Closing Date.

1.4       No Fractional Shares.

No fraction of a Purchaser Share shall be issued by virtue of the Transactions, and the Seller if otherwise entitled to a fraction of a Purchaser Shares shall instead have the number of Purchaser Shares issued to the Seller rounded down in the aggregate to the nearest whole Purchaser Share.

1.5       Lock-Up Period

[Reserved].

1.6       Registration of Consideration Shares

Notwithstanding anything contrary in Section 1.5, in the event that within three (3) months immediately after the Closing, the Company’s research and development progress meets the production requirements of the factory that are requested by the Purchaser, upon request by the Seller, the Purchaser shall file with the Commission a Registration Statement or Registration Statements (as is necessary) on Form S-1 or S-3 (or, if such form is unavailable for such a registration, on such other form as is available for such registration), covering the resale of all of the Registrable Securities.

1.7       Legend

The share certificate issued to the Seller representing the Consideration Shares, issuable upon request of the Seller, shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance of the Purchaser Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE CONSIDERATION SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

1.8       Withholding

The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement an amount or amounts equal to any Taxes required to be deducted and withheld with respect to the making of such payments under any applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II

Representations and Warranties Regarding the Seller

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Company Shares from the Seller in accordance with the terms hereof, the Seller hereby represents and warrants to the Purchaser as follows:

2.1       Capacity; No Breach; Valid and Binding Agreement

2.1.1       The Seller has the capacity to enter into, perform and deliver each Transaction Document to which he or she is a party, and the Seller has taken all necessary action to authorize its entry into, performance and delivery of each Transaction Document to which he or she is a party.

2.1.2       The Seller has not been declared (by any appropriate court or other authority) to be incompetent or of an unsound mind, and is of sound mind.

2.1.3       The Seller is able to pay his debts when due and has not been declared (by any appropriate court or other authority) to be bankrupt and has not entered into any arrangement or compromise with any creditors.

2.1.4       Each Transaction Document to which the Seller is a party when executed by the Seller, will constitute legal, valid and binding obligations of the Seller enforceable in accordance with its terms.

(i)       The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of the Seller under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) any Contract or instrument or Permit to which the Seller or its properties or assets is bound, or (ii) any Law, statute, rule or regulation or order, judgment or decree to which the Seller or its properties or assets are subject.

2.1.5       The execution and delivery of this Agreement and the performance of this Agreement or any Transaction Document by the Seller shall not, require any Regulatory Approval.

2.1.6       This Agreement has been, and at the Closing each Transaction Document to which the Seller is a party will be, duly executed and delivered by the Seller and assuming that this Agreement and each Transaction Document is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Transaction Document to which the Seller is a party constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

2.2       Title to Company Shares

The Seller, has good and valid title to all of the Company Shares, free and clear of all Encumbrances, and is the sole owner of the Company Shares. None of the Company Shares are subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Company Shares. The Company Shares constitute one hundred percent (100%) of the Enlarged Issued Share Capital of the Target Company. At the Closing, good and valid title to all of the Company Shares shall vest in the Purchaser free and clear of all Encumbrances.

2.3       Actions

There is no Governmental Order pending or, to the Knowledge of the Seller, threatened in writing, by or against the Seller or any of his or her Affiliates, that seeks to delay or prevent the consummation of the Transactions.

2.4       Compliance with Law

The Seller is in compliance with all applicable Laws, except for violations which would not, individually or in the aggregate, prevent, impair or delay the consummation of the Transactions.

2.5       Investment Representations

2.5.1       The Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Act. The Seller acknowledges that the Purchaser has the right to require evidence of his or her status as an accredited investor, if necessary.

2.5.2       The Seller acknowledges that he or she has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on his or her behalf, and the Seller represents that he or she understands the highly speculative nature of an investment in the Purchaser Shares, which may result in the loss of the total amount of such investment.

2.5.3       The Seller has adequate means of providing for his or her current needs and possible personal contingencies, and the Seller has no need, and anticipates no need in the foreseeable future, for liquidity in his or her investment in the Purchaser Shares. The Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, the Seller is able to hold the Purchaser Shares for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

2.6       Brokerage

Other than fees or commissions for which the Seller will be solely responsible, there are no claims for, and the Group Companies, the Purchaser and their respective Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of such Party for which the Group Companies, the Purchaser or any of their respective Subsidiaries is or may be liable.

2.7       Acquisition Proposals

the Seller is not a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and the Seller has terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

2.8       Information

No representation or warranty regarding the Seller in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in material respects. the Seller has fully provided the Purchaser with all the material information that the Purchaser has requested for deciding whether to proceed with the Transactions.

Article III

Representations and Warranties Regarding the Group Companies

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Company Shares from the Seller in accordance with the terms hereof, the Seller represent and warrant to the Purchaser that, except as set forth in the Seller Disclosure Schedule (with specific reference to the particular Section or subsection of this Article III to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that, any information set forth in one section of the Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article III to which its relevance is reasonably apparent):

3.1       Organization

3.1.1       Section 3.1.1 of the Seller Disclosure Schedule contains a complete and accurate list for the entities that carry out the Business of their name and their jurisdiction of incorporation or organization. Except as set forth on Section 3.1.1 of the Seller Disclosure Schedule, no Group Company owns or holds the right to acquire any share, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

3.1.2       Each Group Company is duly incorporated, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization set forth on Section 3.1.2 of the Seller Disclosure Schedule. Each Group Company has full corporate power and authority and all authorizations, licenses and permits necessary to conduct their respective businesses as they are now being conducted, to own or use their respective properties and assets that each purports to own or use and to perform all their respective obligations under the contracts to which each is a party. Each Group Company is duly qualified to do business as an organization, and is in good standing (to the extent such concept is applicable in such jurisdiction), under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification.

3.1.3       The Seller has made available to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of the Group Companies, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), and the register of members (or equivalent documents) of the Group Companies have been made available to the Purchaser.

3.2       Share Capital and Related Matters

3.2.1       Section 3.2.1 of the Seller Disclosure Schedule sets forth the authorized Share Capital of each Group Company, the name of each Person holding any such Share Capital (including any options, warrants or other rights to purchase any equity securities or Share Capital) and any securities convertible or exchangeable into any equity securities or Share Capital of any Group Company and the amount and type of such securities held by such Persons as of the date hereof. No Group Company has any outstanding shares or securities convertible or exchangeable for any Share Capital or other ownership interest or containing any profit participation features, nor does any Group Company have any outstanding rights or options to subscribe for or to purchase its Share Capital or other ownership interest or any shares or securities convertible into or exchangeable for its Share Capital or other ownership interest or any share appreciation rights or phantom share plans. No Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Share Capital or other ownership interest or any warrants, options or other rights to acquire its Share Capital. All of the issued and outstanding Share Capital or other equity interests of the Group Companies are owned of record, free and clear of any Encumbrances. The Company Shares and the issued and outstanding Share Capital or other equity interests of the Group Companies have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any statutory or contractual preemptive rights or similar restrictions.

3.2.2       There are no statutory or contractual rights of first refusal or similar rights or restrictions with respect to the sale of any Company Shares hereunder.

3.2.3       Neither any Group Company nor any controlled Affiliate, representative, officer, employee, director or agent of any Group Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

3.3       Authorization; No Breach; Valid and Binding Agreement

3.3.1       Each Group Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by a Group Company, and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the Transactions.

3.3.2       The execution, delivery and performance of this Agreement and the Transaction Documents by a Group Company to which it is a party, and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Group Company under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of any Group Company, (ii) any Contract or Permit to which any Group Company or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Group Company is subject or its or their respective properties or assets are subject.

3.3.3       The execution and delivery of this Agreement or any Transaction Document by the Group Companies do not, and the performance of this Agreement or any Transaction Document by the Group Companies will not, require any Regulatory Approval except for the Regulatory Approvals listed in Section 3.3.3 of the Seller Disclosure Schedule.

3.3.4       This Agreement has been, and at the Closing each Transaction Document to which a Group Company is a party will be, duly executed and delivered by such Group Company, and assuming that this Agreement and each Transaction Document is a valid and binding obligation of the other parties hereto, this Agreement and each Transaction Document to which a Group Company is a party constitutes a valid and binding obligation of such Group Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.4       Financial Statements

3.4.1       True and correct copies of the financial statements of the Group Companies (the “Financial Statements”) have been provided to the Purchaser. The Financial Statements have been based upon the information contained in the Group Companies’ books and records, have been prepared in accordance with the Accounting Standards, consistently applied throughout the periods indicated, and present fairly and accurately in all material respects the financial position, cash flows and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein.

3.4.2       The Group Companies have no Liabilities, except (i) Liabilities specifically and adequately reserved for on the Balance Sheet Date contained in the Audited Financial Statements in accordance with the Accounting Standards, (ii) Liabilities that were incurred after the Balance Sheet Date in the Ordinary Course of Business and not arising from any breach of Contract by any Group Company (none of which is resulting from a material breach of contract, breach of warranty, tort, infringement or misappropriation), and (iii) Liabilities specifically disclosed in Section 3.4.2 of the Seller Disclosure Schedule.

3.4.3       All books, records and accounts of the Group Companies are maintained in all material respects in accordance with applicable Laws. The Group Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Standards, (iii) to the extent applicable, material information relating to the Group Companies is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material difference and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which reasonably could adversely affect the Group Companies’ ability to record, process, summarize and report financial information, and any fraud (whether or not material) that involves management or other employees who have a significant role in the Group Companies’ internal control over financial reporting, are, to the extent necessary, adequately and promptly disclosed to the Group Companies’ independent auditors and any audit committees of any of the Group Companies’ respective boards of directors. Since the Look-back Date, no Group Company has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Group Companies’ internal controls over financial reporting.

3.5       Absence of Certain Developments.

Since the Balance Sheet Date until the date hereof, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect. Since the Balance Sheet Date, (a) the Group Companies have operated in the Ordinary Course of Business, and (b) no Group Company has taken any action that would have been prohibited by Section 8.1.2 if it were taken after the date hereof and prior to the Closing Date.

3.6       Actions

There is no Governmental Order pending or, to the Knowledge of the Seller and the Group Companies, threatened in writing, by or against any Group Company, that seeks to delay or prevent the consummation of the Transactions.

3.7       Title to Properties

3.7.1       Each Group Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of its business, free and clear of all Liens, except for Permitted Liens.

3.7.2       Section 3.7.2 of the Seller Disclosure Schedule sets forth a list of all of the leases, licenses and subleases of real property to which any Group Company is a party to or bound by (each a “Lease” and, collectively, the “Leases”; each leased, licensed and subleased parcel of real property in which any Group Company has a leasehold or subleasehold interest, the “Leased Real Property”). The Leases are in full force and effect, and a relevant Group Company holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Seller delivered or made available to the Purchaser complete and accurate copies of each of the Leases described on Section 3.7.2 of the Seller Disclosure Schedule and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. No Group Company’s possession and quiet enjoyment of the Leased Real Property under such Leases has been disturbed, and to the Knowledge of the Seller and the Group Companies, there are no disputes with respect to such Leases. No Group Company, and to the Knowledge of the Seller and the Group Companies, no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. No Group Company has collaterally assigned or granted any other security interest in such Leases or any interest therein.

3.7.3       No Group Company owns any real property.

3.7.4       The assets of the Group Companies to be acquired by the Purchaser in connection with the consummation of the Transactions are sufficient for the Group Companies to conduct the Business from and after the Closing Date, without interruption and in the Ordinary Course of Business, as it has been conducted by the Group Companies prior to the Closing Date.

3.8       Tax Matters1

3.8.1       Each Group Company has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all income and all other material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by the Group Companies (whether or not shown on any such Tax Return) have been duly and timely paid. Each Group Company has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party, and have complied in all material respects with all Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

3.8.2       The unpaid Taxes of the Group Companies (A) did not, as of the date of the Latest Balance Sheet Date, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (other than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns. No Group Company has incurred any material liability for Taxes since the date of the Latest Balance Sheet, other than in the Ordinary Course of Business and consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for changes in operations in the Ordinary Course of Business).

3.8.3       No Group Company (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is the Seller, or (ii) has any liability for Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes) or otherwise.

1 Note to Draft : Subject to tax due diligence.

3.8.4       There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any Group Company pending, in progress, threatened in writing, or, to the Knowledge of the Seller and the Group Companies, otherwise threatened, and there have not been any such audits, disputes, investigations, claims, inquiries, examinations or other proceedings within the past four years. No Group Company has received any written notice from any taxing authority of any Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Taxes or Tax Return, which has not been paid or otherwise resolved in full.

3.8.5       No claim has been made by a Governmental Authority in any jurisdiction in which any Group Company does not file a Tax Return or pay Taxes that such entity is or may be subject to taxation or required to file Tax Returns in such jurisdiction. No Group Company has ever had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

3.8.6       No Group Company has entered into an agreement or granted a waiver that is currently in effect or will be in effect after the date hereof or been requested to enter into an agreement or grant a waiver that could be in effect after the date hereof extending any statute of limitations or any period of time with respect to the payment, assessment or collection of any Taxes or the examination of any Tax Return. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

3.8.7       There are no Liens for Taxes upon any Share or asset of any Group Company other than Permitted Liens; provided that, all Permitted Liens for or in respect of Taxes, other than statutory liens for real or personal property Taxes that are not yet due and payable or due and payable but not yet delinquent, are set forth in Section 3.8.7 of the Seller Disclosure Schedule.

3.8.8       No Group Company is a party to, or has any liability under, any Tax allocation, sharing, indemnification or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

3.8.9       No Group Company will be required to include any amount in taxable income, or exclude any deduction in determining taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date or any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any deferred revenue accrued, any advanced amount, or any prepaid amount received, or paid, on or prior to the Closing Date; (v) any intercompany transaction or “excess loss account” described in the Treasury Regulations and/or under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or applicable transfer pricing Laws in such Target Company’s jurisdiction of residence.

3.8.10       The Group Companies are registered for value-added Tax, goods, sales, and services Taxes or any similar Tax in each jurisdiction where any of them are required to be so registered and have complied, in all material respects, with all Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of sales or services provided by any Group Company. For any sales or services that are exempt from sales, use, value added, goods and services, or similar Taxes, or that were made without charging or remitting any such Taxes, the Group Companies have received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

3.8.11       There are no Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Group Companies or into which any Group Company has entered into that would be binding on any of any Group Company in any taxable period (or portion thereof) after the Closing Date. No Group Company is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements. No Group Company has granted a power of attorney with respect to Taxes that is currently in effect.

3.8.12       All material transactions between or among the Group Companies have complied in all material respects with transfer pricing Laws and have been and continue to be on arm’s-length terms for purposes of such transfer pricing Laws. All related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained, in each case, in all material respects.

3.8.13       No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

3.8.14       No Group Company is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code.

3.8.15       No Group Company is, or has ever been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code).

3.8.16       Since formation each of the Group Companies has been treated as a corporation for U.S. federal Tax purposes and no election pursuant to Treasury Regulations Section 301.7701-3 has been made with respect to any Group Company.

3.8.17       No Group Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

3.9       Contracts and Commitments

3.9.1       Except as expressly contemplated by this Agreement or as set forth in Sections 3.9.1 of the Seller Disclosure Schedule, no Group Company is a party to or bound by any of the following Contracts, whether written or oral (each a “Material Contract”):

(a)          collective bargaining agreement or any other Contract with any labor union;

(b)          any contracts with any Governmental Authorities

(c)          Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Group Company has incurred or may incur Indebtedness for which any of any Group Company will be liable following the Closing, or (B) relating to any Liens on assets of any Group Company;

(d)          guaranty of any Indebtedness or other material guaranty;

(e)          Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party;

(f)          Contracts or group of related Contracts with any material customer or supplier;

(g)          Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Group Company since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Group Company or, pursuant to which any Group Company have any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(h)          joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(i)          (A) Contract pursuant to which any Group Company licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted to customers in the Ordinary Course of Business), or (C) Contract affecting any Group Company’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(j)          distribution, sales representative, marketing or similar Contract or agreement that required any Group Company to make commission payments under such agreement;

(k)          Contract or agreement pursuant to which any Group Company would be required to make capital expenditures;

(l)          Contract or agreement that (A) limits or purports to limit the ability of any Group Company to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (B) contains covenants that restrict the business activity of any Group Company in any material respect (other than non-disclosure agreements entered into in the ordinary course of business, consistent with past practice);

(m)        Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Group Company in favor of any third party;

(n)         Contract or agreement where any Group Company is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(o)          any interest, currency or hedging derivatives or similar Contracts;

(p)          Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(q)          Contract or agreement that involves material payment to or by any Group Company;

(r)          Contract or agreement whose termination (other than those termination by passage of time) would reasonably be expected to have a Material Adverse Effect;

(s)          employment, severance or consulting Contract that is not terminable at will by any Group Company and which will require the payment of material amounts by any Group Company after the date hereof; or

(t)          Contract or agreement that relates to the settlement of any Proceeding (A) with any Governmental Authority since the Look-back Date, (B) that materially restricts or imposes obligations upon any Group Company or (C) requires material payment by any Group Company after the date hereof.

3.9.2       The Purchaser either has been supplied with, or has been given access to, a true and correct copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

3.9.3       Neither any Group Company nor, to the Knowledge of the Seller and the Group Companies, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any Group Company, or, to the Knowledge of the Seller and the Group Companies, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Group Company and each counterparty, and are enforceable against the applicable Group Company and the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.10       Intellectual Property Rights; Information Technology; Privacy

3.10.1       Section 3.10.1 of the Seller Disclosure Schedule sets forth a list of (i) all Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material unregistered Marks and material Software included in the Company-Owned IP Rights.

3.10.2       The Group Companies, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights free and clear of all Liens except for Permitted Liens. The Company Registered IP is subsisting, valid, and enforceable. The Group Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP. No loss or expiration of any Company-Owned IP Rights is threatened, pending, or reasonably foreseeable.

3.10.3       None of the Company-Owned IP Rights is subject to any Governmental Order adversely affecting the use thereof or rights thereto by the Group Companies. There is no Proceeding pending or, to the Knowledge of the Seller and the Group Companies, threatened against any Group Company concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Group Companies have not received any written notices regarding the foregoing.

3.10.4       Since the Look-back Date, there has been, and there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by any Group Company thereof, of any Company-Owned IP Rights.

3.10.5       The operation of any Group Company as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, and the operation of any Group Company as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. None the Companies or any of their Subsidiaries has received any written notice since the Look-back Date alleging that the operation of any Group Company infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person. There is no Action pending, or, to the Knowledge of the Seller and the Group Companies, threatened against any Group Company alleging that the operation of the business of any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. No Group Company has received any written notice regarding the foregoing (including any unsolicited demand or request from a third party that any Group Company license any Intellectual Property Rights).

3.10.6       The Group Companies have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Group Companies (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Group Companies do not otherwise own by operation of law. No Contributor owns or, to the Knowledge of the Seller and the Group Companies, claims any rights, licenses, claims or interest whatsoever with respect to any such Intellectual Property Rights. Without limiting the foregoing, each Target Company has obtained written and enforceable Contracts, forms of which have been provided to the Purchaser, with respect to protection of proprietary information and invention disclosure and assignments of such Intellectual Property Rights, from all current and former Contributors.

3.10.7       The Group Companies have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to the Knowledge of the Seller and the Group Companies, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Group Companies have entered into reasonable confidentiality agreements with each Person having access to the Group Companies’ Trade Secrets. To the Knowledge of the Seller and the Group Companies no such Person is in violation of any such agreement.

3.10.8       The Group Companies exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all Company IP Rights and all such Company IP Rights shall be owned or available for use by the Group Companies immediately after the Closing on terms and conditions identical to those under which the Group Companies owned or used such Company IP Rights immediately prior to the Closing. The Group Companies may exercise, transfer, or license the Company IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Group Companies to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any Company-Owned IP Rights.

3.10.9       No Group Company has combined Open Source Software with any Software, the copyright in which is owned by any Group Company and which is material to the Group Companies (the “Company Software”), and distributed such combined Software such that such Company Software would become subject to the terms of the license under which such Open Source Software is licensed in a manner or relation that has or would require any public distribution of any such Software, create obligations for any Group Company to grant, or purport to grant, to any third party any rights or immunities under any Company-Owned IP Rights (including any patent non-asserts or patent licenses), or impose any present economic limitations on any Group Company’s commercial exploitation thereof. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used by the Group Companies, including notice and attribution obligations. No Group Company has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee or consultant acting on behalf of any Group Company subject to a valid and enforceable confidentiality agreement.

3.10.10       The Company Systems (i) do not contain any malware or security vulnerability that would reasonably be expected to interfere with the ability of the Group Companies to conduct their business in any material respect or present a material risk of unauthorized access, disclosure, use, corruption, or loss of any Personal Information or other material non-public information, and (ii) since the Look-back Date, have not been affected by any material failure, breakdown, persistent substandard performance or unauthorized access or use that has not been remediated in all material respects as of the date hereof. The Group Companies (x) have taken commercially reasonable steps to audit the Company Systems for malware and security vulnerabilities, and such audits have not identified any material issues that remain unremediated in any material respect; and (y) have not been notified in writing of, and to the Knowledge of the Seller and the Group Companies there are not any, material cybersecurity or data and information security deficiency with respect to the Company Systems (including in any Company Systems audit or by any Governmental Authority or other third Person) that has not been remediated in all material respects as of the date hereof. The Company Systems are sufficient for the immediate and currently anticipated future needs of the Group Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business of the Group Companies as currently conducted.

3.10.11       The Group Companies (i) have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such assessments and tests have not identified any material issues that remain unremediated.

3.10.12       The Group Companies (and any third Person using Personal Information on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Information), the Group Companies’ Contracts, and applicable Privacy Laws, including by providing and making accessible a privacy statement and terms of use regarding the receipt, collection, retention, storage, protection, security, use, disclosure, distribution, transmission, analysis, monitoring, maintenance, modification, processing and disposal (collectively, “use”) of all Personal Information used by the Group Companies to individuals from whom such Personal Information was collected or to whom such Personal Information relates. Since the Look-back Date, no Group Company has received any written claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements regarding the Group Companies, or the Group Companies’ information practices or the use of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from any Governmental Authority and is no Action pending, or, to the Knowledge of the Seller and the Group Companies, threatened against any Group Company relating to any of the foregoing. Since the Look-back Date, neither any Group Company, nor any Person to whom any Group Company has provided Personal Information or processes such Personal Information on behalf of any Group Company, has been subject to any breach or unauthorized access to or use, disclosure or destruction of, Personal Information used by any Group Company. The Group Companies have (i) taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information used by the Group Companies against any unauthorized use, access or disclosure and (ii) entered into written agreements with all third-party service providers, outsources, processors or other third Persons who use Personal Information on behalf of the Group Companies that obligate such Persons to comply with all applicable Privacy Laws and to take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure (and to the Knowledge of the Seller and the Group Companies, no such Person has violated any such agreement).

3.10.13       Each Group Company has cybersecurity and data breach insurance that is adequate and suitable in respect of the Company Systems and the nature and volume of Personal Information and other non-public information that any of them (or a third Person on behalf of any of them) uses.

3.11       Government Licenses and Permits

The Group Companies hold all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect, except where the failure to hold any such Permit or where the failure of such Permit to be valid and in full force and effect would not be material to the Business. Each Group Company is in compliance, in all material respects, and has been, since the Look-back Date, in compliance, in all material respects, with all material Permits that are required by any Governmental Authority to conduct the business as now conducted. Section 3.11 of the Seller Disclosure Schedule contains a complete listing of all such Permits. No Group Company has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business. To the Knowledge of the Seller and the Group Companies, no facts, circumstances or conditions exist that would reasonably be expected to cause any material Permit not to be renewed in the ordinary course by any applicable Governmental Authority.

3.12       Litigation, etc

Since the Look-back Date, there have been no, and there currently are no, material Proceedings, pending or, to the Knowledge of the Seller and the Group Companies, threatened against the Group Companies, at law or in equity, before or by any Governmental Authority, and no Group Company is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or any other Governmental Authority. No Group Company is, and since the Look-back Date, has been, subject to any material Proceedings, at law or in equity, before or by any Governmental Authority, with respect to any products or services that are marketed, advertised, offered or sold on their behalf on any theory, including product liability, defect, failure to warn, breach of representation or warranty or indemnity, other than individual customer complaints in the Ordinary Course of Business that were resolved without material cost or liability.

3.13       Brokerage

There are no claims for, and the Group Companies have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of any Group Company for which such Group Company is or may be liable.

3.14       Insurance

All material policies of insurance maintained by or on behalf of the Group Companies (the “Insurance Policies”) are set forth on Section 3.14 of the Seller Disclosure Schedule and true and complete copies of such policies have been provided to Purchaser. All such Insurance Policies are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been timely paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Group Company with respect to any such policy. All such Insurance Policies and all fidelity bonds maintained by the Group Companies are in full force and effect and no Group Company is in material default with respect to the provisions of any such policies and its payment obligations under any such policies. There is no claim pending under such Insurance Policies as to which any Group Company has received written notice that coverage has been denied.

3.15       Employees

No Group Company has experienced any, nor to the Knowledge of the Seller and the Group Companies, has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, handbilling or other material labor dispute, in each case since the Look-back Date. None of the employees of the Group Companies are represented by any union, works council, labor organization, employee association or representative with respect to their employment with any Group Company. Since the Look-back Date, (a) to the Knowledge of the Seller and the Group Companies, there has been no labor organizing effort pending or threatened with respect to employees of any Group Company and (b) no union, works council, labor organization, employee association or representative or group of employees of the Group Companies has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending any labor relations tribunal or authority or any other Governmental Authority. No Group Company is party to or otherwise bound by any collective bargaining agreement or bargaining relationship with any union, works council, labor organization, employee representative or association and no collective bargaining agreements are currently being negotiated by any Group Company. Since the Look-back Date, the Group Companies have been in material compliance with all applicable Laws respecting labor and employment, including Laws respecting terms and conditions of employment, occupational safety and health requirements, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), meal and rest breaks, withholding of Taxes, employment discrimination, harassment, retaliation, equal opportunity, classification of workers, immigration, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, affirmative action, plant closures and layoffs, workers’ compensation, unemployment insurance, social security and related matters. Except as would not result in material Liability for any Group Company: (i) the Group Companies have, since the Look-back Date, properly classified each of its current and former employees, officers, consultants, independent contractors, and directors, as “employees” or “independent contractors” and, if applicable, as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under applicable Laws) and have properly reported all compensation paid to such persons for all purposes, and (ii) the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy. To the Knowledge of the Seller and the Group Companies, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Group Company. To the Knowledge of the Seller and the Group Companies, no current employee of any Group Company intends to terminate his or her employment prior to the one (1) year anniversary of the Closing. The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is or was aware since the Look-back Date. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute. No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Group Company has occurred since the Look-back Date or is currently contemplated, planned or announced. The Group Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19.

3.16       Employee Benefits Matters

3.16.1       Section 3.16.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Plans. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms and in compliance in all material respects with the requirements of applicable Laws.

3.16.2       With respect to each Plan, all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. There is no current, pending or, to the Knowledge of the Seller and the Group Companies, threatened Proceedings (except for routine claims for benefits) relating to any Plan.

3.16.3       The Seller has made available to the Purchaser copies, to the extent applicable, complete, current, and correct copies of: (i) all documents embodying or governing each Plan (or a written description of the material terms and conditions of each Plan that is unwritten), (ii) the most recent summary plan description (and summary of material modifications), (iii) any nonroutine communications to or form any Governmental Authority, or any notices to or from a Governmental Authority relating to a Plan.

3.16.4       Neither the execution, delivery and performance of this Agreement by the Group Companies nor the consummation by the Group Companies of the Transactions will not (alone or in combination with any other event, including a termination of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation or benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any current or former employee, officer, director or other natural person service provider of any Group Company, (ii) any acceleration in the vesting or the timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or other natural person service provider of any Group Company, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any Group Company to amend, modify or terminate any Plan, or (v) any forgiveness of Indebtedness of any current or former employee, officer, director or consultant of any Group Company.

3.16.5       Without limiting the generality of the foregoing, with respect to each Plan, all of which are specifically identified on Section 3.16.5 of the Seller Disclosure Schedule: (i) complies in all material respects with applicable Law; (ii) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Plan is required to be funded and/or book-reserved; (iii) has been registered to the extent required and has been maintained in good standing in all material respects with applicable Law; (iv) intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (v) no such Plan is a defined benefit plan or has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions, and (vi) as of the date hereof, there is no pending or, to the Knowledge of the Seller and the Group Companies, threatened material Proceeding relating to any such Plan.

3.17       Compliance with Laws

3.17.1       Each Group Company is, and since the Look-back Date has been, in material compliance with all applicable Laws of any Governmental Authority. Since the Look-back Date, no Group Company has received any written notice of any Proceeding against any of them alleging any failure to comply with any applicable Law or regulation.

3.17.2       Since the Look-back Date, (i) none of the Group Companies or any of their Subsidiaries has violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Knowledge of the Seller and the Group Companies, representative, consultant or other Person acting for or on behalf of any Group Company has violated any Anticorruption Law, and (iii) no director, officer, or employee, or, to the Knowledge of the Seller and the Group Companies, representative, consultant or other Person acting for or on behalf of any Group Company has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Seller and the Group Companies, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding. The Group Companies have adopted and maintains adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

3.17.3       Since the Look-back Date, neither any Group Company, nor any director, officer or managing employee of any Group Company has been a Sanctioned Person.

3.18       Environmental and Safety Matters

3.18.1       The Group Companies are, and since the Look-back Date have been, in compliance with all applicable environmental, health or safety Laws, except where the failure to comply would not be material to the Group Companies.

3.18.2       The Group Companies have obtained and possess all material permits, licenses and other authorizations required under all applicable environmental, health or safety Laws for the operations of the Group Companies as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

3.18.3       There are no suits or Proceedings pending or, to the Knowledge of the Seller and the Group Companies, threatened against any Group Company, pursuant to applicable environmental, health or safety Laws that would be material to the Group Companies.

3.18.4       No Group Company is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of, or Liability under applicable environmental, health or safety Laws, and that would be material to the Group Companies.

3.18.5       No Group Company has received, since the Look-back Date any written notice, report or other information indicating that it may be in violation of any environmental, health or safety matters or may have any liabilities for site investigation, cleanup, corrective action or related obligations.

3.18.6       There are no underground storage tanks, asbestos containing materials or equipment containing polychlorinated biphenyls at any of the properties owned, leased or operated by any Group Company.

3.18.7       No Group Company has released any hazardous substance into the environment in violation of environmental laws or in a manner that would reasonably be expected to result in material liability under environmental laws, and to the Knowledge of the Seller and the Group Companies, no other Person has released any hazardous substance into the environment at any property currently owned or operated by the Group Companies in violation of environmental laws or in a manner that would reasonably be expected to result in material liability to the Group Companies under environmental laws.

3.18.8       No Group Company has assumed any liabilities of any other Person under any applicable environmental, health or safety laws.

3.18.9       The Seller (or the Target Company on their behalf) has made available to the Purchaser all environmental audits, assessments and reports, in each case relating to the past or current properties, facilities or operations of the Group Companies, which are in their possession or under their reasonable control.

3.19       Customers and Suppliers

Section 3.20 of the Seller Disclosure Schedule sets forth a complete and accurate list of the top ten customers of the Group Companies based on calendar year 2023 sales on a consolidated basis (the “Top Customers”) and top ten suppliers based on calendar year 2023 spending of the Group Companies on a consolidated basis (the “Top Suppliers”). Since January 1, 2023, no Group Company has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any Group Company. Since January 1, 2023, no Group Company has received any notice from any Top Customer or Top Supplier to the effect that such customer or supplier will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing or supplying products of the Group Companies.

3.20       Affiliated Transactions

None of the Seller, any equityholder, partner, member, officer, director, employee or any Affiliate of the Seller (other than any Group Company) or any officer, director, manager, equityholder or Affiliate of any Group Company or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Group Company or has any interest in any material property, asset or right, tangible or intangible, used by the Group Companies, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Group Company.

3.21       Information

No representation or warranty regarding any Group Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or any Transaction Document contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in material respects. The Seller has fully provided the Purchaser with all the material information that the Purchaser has requested for deciding whether to proceed with the Transactions.

Article IV

Representations and Warranties
Regarding the Purchaser

As a material inducement to the Seller to enter into this Agreement and to sell the Company Shares to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants to the Seller as follows:

4.1       Organization

The Purchaser is an entity duly incorporated, validly existing and in good standing under the Laws of its state of incorporation, and has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification. The Purchaser is not in breach of its Organizational Documents.

4.2       Authorization; No Breach; Valid and Binding Agreement

4.2.1       The Purchaser has all requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser and the consummation of the Transactions have been duly and validly authorized by all requisite actions, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents and the consummation of the Transactions.

4.2.2       The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of the Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which the Purchaser or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which the Purchaser or its properties or assets are subject.

4.2.3       The execution and delivery of this Agreement or any Transaction Document and the performance of this Agreement or any Transaction Document by the Purchaser shall not, require any Regulatory Approval.

4.2.4       This Agreement has been, and at the Closing each Transaction Document to which the Purchaser is a party will be, duly executed and delivered by the Purchaser and assuming that this Agreement and each Transaction Document is a valid and binding obligation of the other parties hereto, this Agreement and each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.3       Actions

There is no Governmental Order pending or, to the Knowledge of the Purchaser, threatened in writing, by or against the Purchaser or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

4.4       Compliance with Law

The Purchaser is in compliance with all Laws applicable to its business, except for violations which would not, individually or in the aggregate, prevent, impair or delay the consummation of the Transactions.

4.5       Brokerage

Other than fees or commissions for which the Purchaser will be solely responsible, there are no claims for, and the Group Companies, the Seller and their respective Subsidiaries have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of the Purchaser for which the Group Companies, the Seller or any of their respective Subsidiaries is or may be liable.

4.6       Information

No representation or warranty regarding the Purchaser in this Agreement or in any written statement or certificate furnished or to be furnished to the Seller pursuant to this Agreement or any Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in material respects. The Purchaser has fully provided the Seller with all the material information that the Seller has requested for deciding whether to proceed with the Transactions.

Article V

Survival; Indemnification

5.1       Survival of Representations and Warranties

Each of the representations, warranties and covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (except for any such covenants or agreements that expire sooner in accordance with their terms) until the applicable survival date set forth in Section 5.2.2 or Section 5.2.3.

5.2       Indemnification

5.2.1       Indemnification Obligations of the Seller. From and after the Closing, subject to the limitations set forth in Sections 5.2.2, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Group Companies), and each of its and their officers, directors, employees, agents, representatives, successors and permitted assigns (each a “Purchaser Indemnitee”), from and against, all Losses which any Purchaser Indemnitee may suffer, sustain or become subject to, as and when incurred, as a result of:

(a)       any breach or inaccuracy of any representation or warranty made in Article II or Article III of this Agreement;

(b)       any breach of any covenant or agreement made by or in respect of the Seller under this Agreement;

(c)       any and all Pre-Closing Taxes.

5.2.2    Survival Date. The Seller shall not be liable with respect to any claim made pursuant to Section 5.2.1, unless written notice of a possible claim for indemnification with respect to such breach is given by a Purchaser Indemnitee to the Seller:

(a)       on or before the date which is ninety (90) days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims as a result of breach of any representation or warranty made in Section 3.8 (Tax Matters) or arising under Section 5.2.1(c);

(b)       at any time with respect to claims as a result of breach of any Seller Fundamental Representation or Company Fundamental Representation;

(c)       on or before the date which is five (5) years after the Closing with respect to claims as a result of breach of any representation or warranty made in any other Section of Article II or Article III;

(d)       indefinitely with respect to any covenant made under Article VII; and

(e)       on or before two (2) years after the date that performance of such covenant or agreement is contemplated, with respect to claims arising under Section 5.2.1(b) (such date as set forth in clauses (a), (b), (c) or (d) of this Section 5.2.2, as applicable, is referred to herein as its “Survival Date”).

provided that, any claim arising as a result of breach of any representation or warranty made in Article II or Article III which (or the delay in discovery of which) is the consequence of fraud, or willful or intentional breach by the Seller or any current or former director or officer of any Group Company, shall terminate only upon the expiration of the statutory limitation period under the Laws of the applicable jurisdiction.

It being understood that, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V.

5.2.3       Indemnification Obligations of the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless the Seller and his or her Affiliates (excluding, after the Closing, the Group Companies), and each of the foregoing’s officer, directors, employees, agents, representatives, successors and permitted assigns (each a “Seller Indemnitee”) from and against all Losses which any Seller Indemnitee may suffer, sustain or become subject to, as and when incurred, as the result of (i) any breach or inaccuracy of any representation or warranty made in Article IV or (ii) any breach of any covenant or agreement made by or in respect of the Purchaser under this Agreement. The Purchaser shall not be liable with respect to any claim for breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement unless written notice of a possible claim with respect to such breach is given by a Seller Indemnitee to the Purchaser (x) at any time with respect to claims as a result of breach of any representation or warranty arising as a result of breach of any Purchaser Fundamental Representation, (y) on or before the date that is five (5) years after the Closing with respect to claims as a result of any breach of representation or warranty made in other Section of Article IV; and (z) on or before two (2) years after the date performance of such covenant or agreement is contemplated with respect to claims as a result of breach of any covenant or agreement made by or in respect of the Purchaser under this Agreement; provided that, any claim arising as a result of breach of representation or warranty made in Article IV which (or the delay in discovery of which) is the consequence of fraud, or willful or intentional breach by the Seller or its directors or officers or former directors or officers, shall terminate only upon the expiration of the statutory limitation period under the Laws of the applicable jurisdiction. It being understood that, so long as written notice is given on or prior to the applicable survival date with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V. The maximum aggregate Liability of the Purchaser in respect to all Claims as the result of any breach or other inaccuracy of any representation or warranty made in Article IV shall not exceed 100% of the Purchase Price.

5.2.4       Defense of Claims. If any Party seeks indemnification under this Section 5.2 (the “Indemnified Party”), such Party shall give written notice (an “Indemnification Notice”) to each applicable Party (the “Indemnifying Party”) setting forth in reasonable detail all of the facts and circumstances giving rise to the claim.

(a)          Claims Between the Purchaser and the Seller. Following the Indemnifying Party’s receipt, as applicable, of any Indemnification Notice, the Parties shall meet in person or via teleconference as soon as reasonably practicable following delivery of an Indemnification Notice in order to resolve or settle such claim. If the Parties are unable to resolve or settle such claim for money damages within ten (10) Business Days (unless an extension is agreed to in writing between the Seller and the Purchaser), then the claim shall be determined as set forth in Section 12.1.

(b)          Third-Party Claims. If any Proceeding shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, could entitle the Indemnified Party to indemnity pursuant to this Section 5.2, the Indemnified Party shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Third Party Proceeding and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. The Indemnifying Party may, in its discretion, elect to assume and control the defense of such Third Party Proceeding (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such Third Party Proceeding is an indemnifiable Loss under this Article V), which defense shall be prosecuted vigorously by the Indemnifying Party to a final conclusion or settled in accordance with this Section 5.2.4(b); provided that,

(i)       the Indemnifying Party shall reasonably consult with the Indemnified Party with respect to the handling of such Third Party Proceeding and the Indemnifying Party must employ counsel reasonably satisfactory to the Indemnified Party;

(ii)       the Indemnifying Party shall not settle or compromise any Third Party Proceeding without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and

(iii)       if such Third Party Proceeding is one in which the named parties include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnified Party’s sole cost, risk and expense, to separate counsel of its own choosing.

(c)         If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Proceeding which the Indemnifying Party elects to contest. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has agreed in writing to bear the fees and expenses of such counsel.

(d)         If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of a Third Party Proceeding that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.4(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.4(b) but, upon petition by the Indemnified Party, the appropriate court, arbitral or other body determines that the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Proceeding, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Proceeding by all appropriate Proceedings, which Proceedings shall be vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and Proceedings; provided that, the Indemnified Party may not enter into any compromise or settlement of such Third Party Proceeding, if indemnification is to be sought hereunder, without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any such defense or settlement controlled by the Indemnified Party, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

5.2.5      Payments

(a)         Any payment pursuant to a claim for indemnification shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the Indemnified Party(ies) no later than ten (10) days after the amount of such indemnifiable Loss is determined in accordance with this Article V.

(b)         All payments made under this Section 5.2 shall be made in full without any restriction or condition, and free and clear of any Taxes, deductions or withholdings of any nature (other than any Tax on the income or profits of the Indemnified Party). Where any such Taxes, deductions or withholdings are required by applicable Law, the amount of the payment shall be increased so that the amount received by the Indemnified Party shall (net of any such Taxes, withholdings or deductions (other than any Tax on the income or profits of the Indemnified Party)) equal the full amount of the payment that would have been received by the Indemnified Party if no Taxes, deductions or withholdings (other than any Tax on the income or profits of the Indemnified Party) were applicable.

(c)         Any payment required under this Section 5.2 which is not made when due shall bear interest at the “Prime Rate” as listed in the Wall Street Journal from the date payment is due (compounded on an annual basis). In addition, such Party shall reimburse the other Party for reasonable attorneys’ fees incurred in seeking to collect such indemnifiable Losses after the date payment is due. All payments and related calculations of amounts due therefor of any amounts by any Person pursuant to this Article V shall, unless otherwise agreed to by Purchaser and the Seller in writing, be made in U.S. dollars.

5.2.6      Adjustment For Tax Purposes. All payments made pursuant to this Section 5.2 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

5.2.7      Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Matters shall be governed exclusively by Section 7.7 (and not this Section 5.2).

5.3       Insurance Etc. Offset

The amount of Losses subject to indemnification under Section 5.2.1 or Section 5.2.3, as applicable, shall be calculated net of (i) any net Tax benefit actually realized (determined on a with and without basis) by the Indemnified Party on account of such Losses or as a result of the circumstances giving rise to such Losses, (ii) any reserves set forth in the Recent Balance Sheet relating to such Losses (but only to the extent of such reserves) and (iii) any insurance proceeds (net of any costs associated therewith) received by the Indemnified Party on account of such Losses. An Indemnified Party shall first use its commercially reasonable efforts to pursue full recovery under all insurance policies with respect to any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received.

5.4       Knowledge and Waiver

The right to indemnification, payment of Losses or other remedy based on representations and warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or obligations. The waiver of any condition based on the accuracy of the representations or warranties, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and obligations.

Article VI

Noncompetition and Nonsolicitation

In consideration of the Purchaser entering into the Transactions described herein and performing its obligations hereunder or under other Transaction Documents, the Seller and the Purchaser hereby agree that:

6.1       During the period from the Closing Date to and including the second anniversary of the Closing Date (the “Noncompete and Non-Solicitation Period”), the Seller shall not, and shall cause its Affiliates not to, (i) engage in any business that is competitive with any business that the Purchaser or its Affiliates (including, after the Closing, the Group Companies) may carry out from time to time (the “Competitive Business”), (ii) contact, solicit or develop any new customer except through the Purchaser or its Affiliates (including, after the Closing, the Group Companies), or (iii) own any interest in, manage, control, participate in (whether as a partner, member, shareholder, lender, co-venturer, consultant or otherwise) in any other Person that engages in a Competitive Business.

6.2       During the Noncompete and Non-Solicitation Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) solicit, hire or retain any employee, consultant, independent contractor, sales or other representative of the Purchaser and its Affiliates (including, after the Closing, the Group Companies) to leave the employment of Purchaser or the Target Entities, or (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the Purchaser and its Affiliates (including, after the Closing, the Group Companies) to cease or refrain from doing business with the Purchaser or its Affiliate or otherwise interfere with relationship between the Purchaser or its Affiliate and any of its customer, supplier, licensee, licensor, franchisee, lessor or other business relation.

6.3       Each Party acknowledges and represents that: (i) sufficient consideration has been given by each Party to the other as it relates hereto; (ii) such Party has consulted with independent legal counsel regarding its rights and obligations under this Article VI; (iii) such Party fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Article VI are reasonable in all respects and necessary for the protection of the Parties, and their businesses and goodwill and that, without such protection, the parties’ employees, customer and client relationships and competitive advantage would be materially adversely affected; and (v) the agreements in this Article VI are an essential inducement to the Parties to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which the Parties are bound.

6.4       If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article VI is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Article VII

Tax Matters2

7.1          Tax Periods Beginning Before and Ending After the Closing Date

The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Group Companies for any Tax periods which are due or filed after the Closing Date. At least ten (10) days prior to filing any such Tax Return relating to a Pre-Closing Tax Period, the Purchaser shall submit a copy of such Tax Return to the Seller. The Purchaser shall consider in good faith any and all comments provided by the Seller on such Tax Return.

7.2          Cooperation on Tax Matters

The Seller and the Purchaser shall retain (or cause to be retained) all of its books and records with respect to Tax matters pertinent to the Group Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by the Representative or the Purchaser, as the case may be, of any extensions thereof), and abide by all record retention agreements entered into with any taxing authority. The Purchaser shall allow the Seller (and agents and representatives of the Seller) to inspect, review and make copies of such records and information as the Seller or its agents and representatives reasonably request from time to time during normal business hours and after appropriate prior notification.

7.3          Transfer Taxes

All federal, state, national, provincial, municipal, local or non-U.S. or other excise, sales, use, transfer (including real property transfer), stamp duty, documentary, filing, recordation and other similar Taxes that may be imposed or assessed as a result of the sale of the Company Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by the Seller. Any Tax Returns that shall be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Purchaser and the Seller shall cooperate in the timely completion and filing of all such Tax Returns. Each Party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 7.3.

7.4          Tax Sharing Agreements

Any Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax indemnity or other similar arrangement to which the Seller, on the one hand, and any Group Company, on the other hand, are parties, shall be terminated as of or prior to the Closing Date and, after the Closing Date, none of the Seller or any Group Company shall be bound thereby or have any Liability thereunder.

2 Note to Draft : Subject to tax due diligence.

7.5          Computation of Liabilities

To the extent permitted or required, the taxable year of each of the Group Companies that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

7.5.1       Taxes of the Group Companies that are imposed on a periodic basis (such as such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Group Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

7.5.2       Taxes resulting from items attributable to a Straddle Period and included in the income of the Group Companies under Section 951(a) of the Code or Section 951A of the Code for such Straddle Period, the determination of Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be calculated as though the taxable year of the applicable “controlled foreign corporation” (within the meaning of Section 957 of the Code) giving rise to such inclusion of income ended on the Closing Date.

7.5.3       Taxes of the Group Companies not described in Section 7.5.1 or 7.5.2 (such as (i) Taxes based on the income or receipts of the any of the Group Companies for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.3), and (iii) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Group Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Group Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Group Companies were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Group Company holds a beneficial interest shall be deemed to terminate at such time).

7.6          Tax Sharing Agreements

Any Tax sharing agreement, Tax allocation agreement or other similar arrangement to which the Seller, on the one hand, and any Group Company, on the other hand, are parties, shall be terminated as of or prior to the Closing Date and, after the Closing Date, none of the Seller or any Group Company shall be bound thereby or have any Liability thereunder.

7.7          Tax Contest

The Purchaser and the Group Companies on the one hand, and the Seller on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof. The Purchaser shall have the right to control the conduct and resolution of such Tax Matter; provided that, the Purchaser shall keep the Seller reasonably informed of the progress of such Tax Matter. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Matters shall be governed exclusively by this Section 7.7 (and not Section 5.2).

Article VIII

Additional Agreements

8.1          Conduct of Business of the Group Companies

8.1.1       Except as expressly permitted by this Agreement or other Transaction Documents, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, each Group Company shall, and the Seller shall cause each Group Company to, (i) operate in the Ordinary Course of Business, (ii) maintain its properties and other assets of the Group Companies in good working condition, and preserve intact the business organization and operations, rights, permits, franchises and goodwill and (z) maintain the business and relationships with employees, customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it does business.

8.1.2       Without limiting the generality of Section 8.1.1, except as expressly permitted by this Agreement or other Transaction Documents, or with the prior written approval of the Purchaser, the Seller shall cause each Target Company to manage working capital items in the Ordinary Course of Business and not to accelerate the collection of any trade receivables, other receivables and deposits, prepaid liabilities or any other current assets or delay the payment of trade payables, other payables or any other current liabilities.

8.1.3       Without limiting the generality of Section 8.1.1, except as expressly permitted by this Agreement or other Transaction Documents, or with the prior written approval of the Purchaser, no Group Company shall, and the Seller shall cause the Group Companies not to, take any of the following actions:

(i)           amend the Organizational Documents of any Group Company or form any Subsidiaries that are not wholly owned Subsidiaries;

(ii)          split, subdivide, combine or reclassify any Company Share or any of the equity or equity-linked securities of any Group Company;

(iii)         (A) deliver, encumber, mortgage, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (B) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or (C) amend any terms of any such equity securities or agreements;

(iv)         (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(v)          make any loans, advances, or capital contributions to, or investments in, any other Person;

(vi)         make a change in any method of financial accounting or accounting practice of the Group Companies, except as required by the Accounting Standard or applicable Law;

(vii)        sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except in the Ordinary Course of Business;

(viii)       (A) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Group Company in any Intellectual Property Rights; (B) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights; or (C) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(ix)         issue or incur any additional Indebtedness;

(x)         amend or modify any agreements in respect of Indebtedness;

(xi)        (A) increase, decrease, make any changes in or grant any increase in the compensation of any current or former employee, director or independent contractor,; (B) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any current or former employee, director or independent contractor; (C) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (D) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (E) grant any equity or equity-based compensation awards;

(xii)       hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider;

(xiii)      waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiv)      negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Group Company;

(xv)      implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such similar actions;

(xvi)     (A) make, change, revoke, amend, or otherwise modify any income or other material Tax election, (B) change any Tax accounting period or adopt, change, or otherwise modify any method, principles, or practices of Tax accounting, (C) file any amended, refile, or otherwise modify any previously filed Tax Return, (D) prepare, file, or take any position on any income or other material Tax return inconsistent with past practice in any material respect, (E) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (F) seek or apply for any tax ruling, (G) surrender any right to claim Tax refund, offset, or other reduction in liability, (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or the collection of any Taxes, (I) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority; (J) fail to pay any Tax that becomes due and payable (including any estimated Tax payments); or (K) defer the payment of any Tax or claim a Tax credit;

(xvii)     make, change, revoke or amend any Tax election, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or other agreement with any tax authority, seek or apply for any tax ruling, settle or compromise any material Tax liability, claim or assessment or right to a material Tax refund, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or the collection of any material Taxes;

(xviii)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Group Company;

(xix)      make any capital expenditure (or series of related capital expenditures);

(xx)       enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Group Company thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(xxi)      declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, share capital or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property;

(xxii)     amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(xxiii)      agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

8.2          Efforts

8.2.1       Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

8.2.2       Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review and comment in advance any proposed communication by such Party or its Affiliates to any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Each Party shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. To the extent permitted by such Governmental Authority or applicable Laws, the Parties shall provide each other Party with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

8.2.3       No Party shall take any action that would reasonably be expected to delay, impair or impede the receipt of any such authorizations, consents, orders or approvals.

8.3          Exclusivity

During the period starting on the date hereof and ending upon the earlier of (i) the Closing, or (ii) termination of this Agreement pursuant to Section 10.1:

8.3.1       The Seller shall not, and shall cause the Group Companies and its and their respective Affiliates, shareholders, equity holders and Representatives not to, directly or indirectly (i) submit, solicit, initiate, discuss or negotiate with any Person with respect to any Acquisition Proposal or any matter that could reasonably be expected to lead to any Acquisition Proposal, (ii) provide information with respect to the Seller or any Group Company to any Person, other than the Purchaser, in connection with any Acquisition Proposal by any Person, (iii) enter into any Contract or accept any offer relating to any Acquisition Proposal or (iv) otherwise cooperate in any way, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller shall, and shall cause the Group Companies and its and their respective Affiliates, shareholders, equity holders and Representatives to, immediately cease and terminate all discussions and negotiations that occurred or may have occurred on or prior to the date of this Agreement and terminate all agreements, in each case, with respect to any Acquisition Proposal. The Seller shall, and shall cause the Group Companies and its and their respective Affiliates, shareholders, equity holders and Representatives to, take the necessary steps to promptly inform the Persons referred to in this Section 8.3.1 of the obligations undertaken in this Section 8.3.1.

8.3.2       The Seller shall, and shall cause the Group Companies and its and their respective Affiliates, shareholders, equity holders and Representatives to, promptly notify (but in no event later than twenty-four (24) hours) the Purchaser of any Acquisition Proposal (including any amendments or modifications to any previously received Acquisition Proposal) or request for non-public information relating to any Group Company or for access to the properties, books or records, of any Group Company by any Person other than the Purchaser received after the date hereof. Such notice shall include: (i) the terms and conditions of such Acquisition Proposal and (ii) the identity of the Person making any such Acquisition Proposal.

8.4       Press Releases and Announcements

Except as otherwise required by applicable Law, announcements to the employees, customers, suppliers, vendors or service providers of the Group Companies shall be issued solely by the Purchaser or its Affiliates. The Seller and the Purchaser shall consult with each other and shall mutually agree upon any press release or public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make a public announcement prior to such consultation and agreement. Notwithstanding the foregoing, in the event that the Purchaser is required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to issue a press release or otherwise make a public announcement related to the foregoing, the Purchaser be entitled to issue such press release and make such public announcement without notice to or consent from any other Party.

8.5       Further Transfers

The Seller shall use commercially reasonable efforts to execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Purchaser may reasonably request to effect, consummate, confirm and/or evidence the transfer of the Company Shares to the Purchaser and any other transactions contemplated hereby.

8.6       Access to Books and Records

In order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Group Companies, from and after the Closing Date until the second anniversary thereof, the Purchaser shall cause the Group Companies to provide the Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records of the Group Companies with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of the Transaction Documents or the Transactions (including, without limitation, for audit purposes). Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit any Group Company to, for a period of two (2) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of any Group Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.

8.7       Confidentiality

The Parties agree to use their respective reasonable best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Group Companies, except (i) as required to file Tax Returns, (ii) as required by Law or obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, (iii) to the extent any such information needs to be disclosed to such Party’s officers, directors, employees, professional advisors and potential financing sources in connection with this Agreement and the Transactions (who shall be advised of the confidential nature of such information) or (iv) as may be reasonably necessary to conduct the business of the Group Companies. In the event that any Party reasonably believes after consultation with counsel that it is required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to disclose any confidential information described in this Section 8.7, the disclosing Party shall (i) provide the other Party with prompt notice before such disclosure in order that such other Party may attempt to obtain a protective order or other assurance that confidential treatment shall be accorded such confidential information and (ii) cooperate with the other Party (at the sole expense of the other Party) in attempting to obtain such order or assurance. The provisions of this Section 8.7 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of a breach of this Section 8.7 by the applicable Party bound hereunder or its Affiliates.

8.8       Standstill; Material Non-Public Information

8.8.1       For a period beginning on date hereof and ending on the date that is twelve (12) months after the date hereof, none of the Seller or his or her respective affiliates, or any of their respective director, employee or officer, shall, directly or indirectly, without the prior written consent of the Purchaser: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, securities of the Purchaser or any subsidiary thereof; (ii) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any tender or exchange offer, merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Purchaser or any subsidiary thereof; (iii) seek or propose to influence or control the management or policies of the Purchaser, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) to vote any voting securities of the Purchaser or any subsidiary thereof, or seek to advise or influence any person with respect to the voting of any voting securities of the Purchaser or any subsidiary thereof; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions with any third party relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (v) take any action which may require the Purchaser to make a public announcement regarding the possibility of a business combination or merger; or (vi) publicly request the Purchaser or any of its representatives, directly or indirectly, to amend or waive any provision of, or take any action challenging the enforceability or validity of, this Section 8.8.1 (including this sentence).

8.8.2       The Seller hereby acknowledges that it is aware, and that it will advise its representatives who receive any confidential information of the Purchaser, of restrictions under applicable securities Laws with respect to a person who has received from an issuer material, nonpublic information purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Seller further acknowledges that the confidential information of the Purchaser may include material non-public information and agrees that it will use such material non-public information only in accordance with applicable law, including all applicable securities Laws.

8.9       Expenses

Except as otherwise specifically provided herein, each Party hereto shall pay all of its own costs, fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained thereunder and thereunder to be performed or complied with, including fees, commissions, expenses and disbursements of counsels, accountants, investment bankers and brokers, due diligence expenses, advisory and consulting fees, appraisal costs, fees and expenses and filing fees incurred in connection with the filing required to be made for Regulatory Approvals for the consummation of the Transactions. Subject to and upon the consummation of the Transaction, the Purchaser shall reimburse the Seller and the Company for all actual and reasonable costs, fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained thereunder and thereunder to be performed or complied with, including the stamp duties imposed by the Inland Revenue Department of Hong Kong in relation to the sale and purchase of the Company Shares.

Article IX

Conditions to closing

9.1       Conditions Precedent to Obligations of the Purchaser

The obligations of the Purchaser to effect the Transactions shall be subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing Date, of all of the following conditions:

9.1.1       Representations and Warranties regarding the Seller. (i) The representations and warranties regarding the Seller contained in Article II (other than the Seller Fundamental Representations), when read without any qualifications relating to “materiality,” or “Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.1.2       Representations and Warranties regarding the Group Companies. (i) The representations and warranties regarding the Group Companies contained in Article III (other than the Company Fundamental Representations), when read without any qualifications relating to “materiality,” or “Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Company Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.1.3       Performance. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or the Group Companies prior to or on the Closing Date.

9.1.4       Regulatory Approvals. All Regulatory Approvals and Consents of certain Persons shall have been obtained.

9.1.5       No Restraints. No Governmental Authority or any other Person shall have commenced or threatened to commence material Proceeding to challenge, restrain or otherwise interfere with the Transactions.

9.1.6       No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof.

9.1.7       Execution of Transaction Documents. The Seller and his or her Affiliates (as applicable) shall have executed and delivered to the Purchaser counterparts to the Transaction Documents to which the Seller and his or her Affiliates are a party.

9.1.8       Employment Agreements. Each Key Employee shall have entered into an Employment Agreement with the applicable Group Company, effective from the Closing Date, in a form satisfactory to the Purchaser and with a term of no less than three (3) years after the Closing Date (each, an “Employment Agreement”).

9.1.9       Corporate Approval. The board of directors and shareholders of each Group Company shall have approved this Agreement and the Transactions.

9.1.10      Due Diligence. The Purchaser has completed its due diligence on the Group Companies and the result of such due diligence is to the Purchaser’s satisfaction.

9.1.11      Closing Certificate. The Seller shall have delivered to the Purchaser a certificate, duly signed by the Seller and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.6.

9.2       Conditions Precedent to Obligations of the Seller

The obligation of the Seller to effect the Transactions shall be subject to the satisfaction (or waiver by the Seller), at or prior to the Closing Date, of all of the following conditions:

9.2.1       Representations and Warranties regarding the Purchaser. (i) The representations and warranties regarding the Purchaser contained in Article IV (other than the Purchaser Fundamental Representations), when read without any qualifications relating to “materiality,” or “Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.2.2       Performance. The Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.2.3       Regulatory Approvals. All Regulatory Approvals and Consents of certain Persons shall have been obtained.

9.2.4       Board Approval. The board of directors of the Purchaser shall have approved this Agreement and the Transactions.

9.2.5       No Restraints. No Governmental Authority or any other Person shall have commenced or threatened to commence material Proceeding to challenge, restrain or otherwise interfere with the Transactions.

9.2.6       Execution of Transaction Documents. The Purchaser shall have executed and delivered to the Seller counterparts to the Transaction Documents to which the Purchaser is a party.

9.2.7       Closing Certificate. The Purchaser shall have delivered to the Seller a certificate, signed by an executive officer of the Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.2.1 and 9.2.2.

9.3       Frustration of Certain Closing Conditions

None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party (or an Affiliate thereof) to act in good faith or use its reasonable best efforts to satisfy all conditions set forth in this Article IX.

Article X

TERMINATION

10.1       Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

10.1.1       by the mutual written consent of the Purchaser and the Seller;

10.1.2       by the Purchaser (if it is not in material breach of its representations, warranties or covenants under this Agreement), upon written notice to the Seller, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of the Seller or any Group Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1.1, 9.1.2 or 9.1.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Seller within ten (10) days after receipt by the Seller or such Group Company of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Termination Date;

10.1.3       by the Seller (if none of the Seller and the Group Companies is in material breach of its representations, warranties or covenants under this Agreement), upon written notice to the Purchaser, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.2.1 or 9.2.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Purchaser within ten (10) days after receipt by the Purchaser of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Termination Date; or

10.1.4       by the Purchaser or by the Seller if the Transactions have not been consummated on or before February 13, 2025 (the “Termination Date”); provided that, no Party shall be entitled to terminate this Agreement pursuant to this Section 10.1.4 if such Party’s material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

10.1.5       by the Purchaser or by the Seller if a permanent injunction or other permanent Governmental Order issued by a court of competent jurisdiction shall have become final and non-appealable, preventing the consummation of the Transactions; provided that, no Party shall be entitled to terminate this Agreement pursuant to this Section 10.1.5 if such Party’s material breach of this Agreement has been the primary cause of the entry of such permanent injunction or other permanent Governmental Order, as applicable.

10.2       Effect of Termination

If this Agreement is terminated pursuant to this Article X, all further obligations of the Parties under this Agreement (other than those contained in Sections 8.7 and 10.2 and Article XII which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates shall have any further liability to any other Party; provided that, nothing herein shall relive any Party from liability for such Party’s willful breach of this Agreement prior to such termination.

Article XI

Definitions; Cross-References to Other Defined Terms

11.1       Definitions

When used in this Agreement, the following terms have the meanings set forth below:

“Accounting Standards” means Hong Kong GAAP.

“Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Group Companies, taken as a whole, or any Share Capital of any Group Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Group Companies, divisions or operating or principal business units.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which any Group Company was a member.

“Agreement” means this Share Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Business Day” means a calendar day on which the banks are open for business in the United States of America and the Hong Kong Special Administrative Region of the People’s Republic of China.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company-Owned IP Rights” means all Intellectual Property Rights owned or purported to be owned by any Group Company.

“Commission” means the United States Securities and Exchange Commission.

“Company Fundamental Representations” means Section 3.1 (Organization), Section 3.2 (Share Capital and Related Matters), Section 3.3 (Authorization; No Breach; Valid and Binding Agreement), Section 3.4 (Financial Statements), Section 3.13 (Brokerage) and Section 3.20 (Affiliated Transactions).

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Group Company holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Group Companies as presently conducted; and (b) all Company-Owned IP Rights.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“Encumbrances” means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever, including any restriction on transfer of other assignment, as security or otherwise, of or relating to use, voting, receipt of income or exercise of any other attribute of ownership.

“Enlarged Issued Share Capital” means the issued share capital of the Target Company on a fully diluted basis on the assumption that (i) all securities convertible into or exercisable for shares of the Target Company are exercised and converted to the fullest extent of their terms, (ii) all securities issuable pursuant to contractual or other obligations of the Target Company existing at the Closing are issued and (iii) all shares of the Target Company that are reserved for issuance to employees, consultants or directors are issued and exercised in full.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Group Companies” mean the Target Company and all its subsidiaries and branch offices, and “Group Company” means any one of the foregoing.

“Indebtedness” means, without duplication, the unsatisfied liabilities or obligations of the Group Companies, whether contingent or otherwise (including penalties, interest and premiums): (i) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) any obligation for a lease required to be reflected on a balance sheet pursuant to the Accounting Standards; (iv) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations to the extent such obligations are payable as a result of the consummation of the Transactions; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (vii) all obligations with respect to swaps, collars, hedges or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (viii) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (ix) unfunded or underfunded obligations under a pension or retirement plan, gratuity, superannuation or similar pension-like plan, policy, program, agreement or arrangement and post-termination; (x) any outstanding unpaid bonus or non-compete payments, any severance payments due to any Person terminated prior to the Closing, and any unfunded deferred compensation obligations of any Group Company, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (xi) payables owing to Affiliates (other than another Group Company); (xii) any change-in-control payments, success fees, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any Group Company that are triggered in connection with the consummation of the Transactions (whether prior to, upon or after such consummation, and whether or not in connection with another event) and the employer portion of any payroll Taxes associated with the foregoing; (m) all Pre-Closing Taxes; and (xiii) guarantees of the liabilities described in clauses (i) through (xii) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extend undrawn) or letters of credit (to the extent undrawn), and (iii) any liabilities or obligations owed by any Group Company to another Group Company, shall not constitute Indebtedness.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Patents”), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) internet domain names and web sites, (vii) other intellectual property rights, (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

“Key Employees” means Jun Yang, Wei Xu and Jie Xu.

“Knowledge” means, with respect to an individual, the actual knowledge of such Person after due inquiry, and with respect to a Person who is not an individual, the actual knowledge after due inquiry of any director or officer of such Person.

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, limitation, condition, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Look-back Date” means incorporation date of the Company.

“Loss” or “Losses” means all orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement in accordance with Article V, liabilities, losses, expenses and fees (including arbitral tribunal costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or is reasonably expected to have a materially adverse effect on the business, results of operations, prospects, condition (financial or otherwise) or assets of the Group Companies taken as a whole or (ii) has or is reasonably expected to prevent, materially impair or materially delay the Seller or any Group Company from consummating the Transactions.

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and consistent with the past practices and normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Standards; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any of the Leases; (iv) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for such applicable Person to own, lease and operate its properties or to carry on its business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including name; social security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; credit or payment card or financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” means each benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement, whether written or oral, (including all cash incentive, bonus, deferred compensation, profit sharing, equity appreciation, phantom equity, equity purchase, stock or share option or other incentive equity or equity or equity-based arrangement, and any employment, individual consulting, service, termination, retention, bonus, change in control, severance, retirement, pension, savings, vacation, fringe, paid time off, disability, health and welfare, post-termination or retiree health and welfare plan, program, policy, agreement, arrangement or Contract) that is: (A) sponsored, maintained, contributed to or required to be contributed to by the any Group Company or (B) with respect to which any Group Company has or could reasonably be expected to have any actual or contingent liability or obligation.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Pre-Closing Tax” means, without duplication, (i) any and all Taxes of or imposed on the Group Companies for any and all Pre-Closing Tax Periods (including, without limitation, any and all Taxes imposed on the Group Companies resulting from any Tax election), (ii) any and all Taxes of or imposed on the Group Companies for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.5 hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or non-U.S. Law) of which the Group Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or non-U.S. Tax Law), (iv) any and all Taxes of or imposed on any of the Seller or its Affiliates, including Taxes of the Seller or any of its Affiliates imposed on the Purchaser or any of its Affiliates, or the Group Companies as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (v) any and all Transfer Taxes required to be paid by the Seller pursuant to Section 7.3, (vi) any and all Taxes of or imposed on the Purchaser or any of its Affiliates (including the Group Companies) as a result of an inclusion under Section 951(a) or Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) attributable to (a) “subpart F income,” within the meaning of Section 952 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) of the Group Companies received or accrued on or prior to the Closing Date, (b) the holding of “United States property,” within the meaning of Section 956 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by the Group Companies on or prior to the Closing Date, or (c) “global intangible low-taxed income,” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) received or accrued on or prior to the Closing Date that is attributable to any Group Company, in each case, determined as if the taxable years of the Group Companies ended on the Closing Date, (v) Taxes of, or related to, the Group Companies resulting from an election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) to pay the “net tax liability” (as defined under Section 965(h) of the Code) in installments, (vi) any and all withholding Taxes required to be deducted and withheld with respect to payments made by the Purchaser to the Seller (or by any Group Company to the Seller) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement, and (vii) any and all amounts required to be paid by the Group Companies pursuant to any Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement Tax indemnity or other similar arrangement that the Seller or any of the Group Companies was a party on or prior to the Closing Date. Notwithstanding anything to the contrary herein, “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privacy Laws” means all applicable Laws concerning the privacy, collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, and all regulations promulgated thereunder.

“Proceeding” means any action, charge, claim, investigation, mediation, hearing, arbitration, suit, litigation, inquiry or other proceeding by or before any Governmental Authority or arbitrator.

“Purchaser Director” means Lin Li or any such persons to be appointed by the Purchaser to the board of directors of the Target Company as notified by the Purchaser to the Seller prior to the Closing.

“Purchaser Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Authorization; No Breach; Valid and Binding Agreement) and Section 4.5 (Brokerage).

“Purchaser Shares” means shares of common stock of the Purchaser, par value $0.001 per share.

“Purchaser Transaction Expenses” means, collectively, reasonable and documented costs, fees and expenses of Purchaser and its Affiliates incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained hereunder and thereunder to be performed or complied with, including fees, commissions, expenses and disbursements of counsels, accountants, investment bankers and brokers, due diligence expenses, advisory and consulting fees, appraisal costs, fees and expenses and filing fees incurred in connection with the filing required to be made for Regulatory Approvals required for the consummation of the Transactions.

“Registrable Securities” means the Consideration Shares issued to the Seller pursuant to this Agreement, provided that any particular securities of such Registrable Shares shall cease to be Registrable Shares when (i) any registration statement of the Purchaser that covers the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have become eligible to be sold to the public by the Seller pursuant to Rule 144 under the Securities Act without any limitations on volume or manner of sale, or (iii) subsequent disposition of such securities shall not require registration or qualification of them under the Securities Act or of any similar state law then in force.

“Registration Statement” means a registration statement covering the resale by the Seller of the Registrable Securities.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Sanctioned Person” means a Person that is (i) the subject of Sanctions, (ii) located in or organized under the Laws of a country or territory which has been the subject of country- or territory-wide Sanctions within the past five (5) years (namely, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) majority-owned or controlled by a Person described in clause (i) or clause (ii).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller Fundamental Representations” means Section 2.1 (Authorization; No Breach; Valid and Binding Agreement), Section 2.2 (Title to Company Shares), Section 2.5 (Investment Representations) and Section 2.6 (Brokerage).

“Share Capital” means (i) in the case of a corporation, any and all share capital, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, more than fifty (50) percent of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, more than fifty (50) percent of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a more than fifty (50) percent ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated more than 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. With respect to the Seller, a Subsidiary shall mean any entity required to be disclosed in Section 3.1.1 of the Seller Disclosure Schedule. Unless the context otherwise requires, the term “Subsidiary” shall refer to a Subsidiary of the Target Company.

“Tax” and “Taxes” means, with respect to the Group Companies, (i) any U.S. (including any subdivision, municipality, province or locality of the U.S. or any agency thereof) or other non-U.S. taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any taxing authority or Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, qui tam suits (or any similar or comparable suits) brought by any Person which is related or attributable to taxes and any liability under unclaimed property, escheat, or similar Laws, (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority or Governmental Authority in connection with (a) any item described in clause (i) or (b) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of contract (including any tax indemnity agreement, tax sharing agreement, tax allocation, tax holiday or tax abatement agreement or similar contract or arrangement,), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or non-U.S. Law)) or otherwise.

“Tax Returns” means any returns, declarations, reports, claims or filings for refund or payment, and any informational returns or statements or other documents filed or required to be filed with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any Laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Transaction Documents” means this Agreement and the Employment Agreements.

“Transactions” means the transactions contemplated under this Agreement and all other Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“U.S.” means the United States of America.

“U.S. dollar” or “U.S. dollars” or “US$” means the lawful currency of the United States of America, unless otherwise specified.

11.2       Cross-References.

The following terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preface
Anticorruption Laws	Section 3.17.2
Audited Financial Statements	Section 3.4.1
Balance Sheet Date	Section 3.4.1
Closing	Section 1.3
Closing Date	Section 1.3
Company Registered IP	Section 3.10.1
Company Shares	Recitals
Company Software	Section 3.10.9
Competitive Business	Section 6.1
Consideration Shares	Section 1.4.1
Contributor	Section 3.10.6
Employment Agreement	Section 9.1.8
Financial Statements	Section 3.4.1
Indemnification Notice	Section 5.2.4
Indemnified Party	Section 5.2.4
Indemnifying Party	Section 5.2.4
Indemnitee	Section 5.2.1
Insurance Policies	Section 3.14
Lease	Section 3.7.2
Leased Real Property	Section 3.7.2
Leases	Section 3.7.2
Material Contract	Section 3.9.1
Noncompete and Non-Solicitation Period	Section 6.1
Parties	Preface
Proceeding	Section 5.2.4
Purchase Price	Section 1.1
Purchaser	Preface
Seller	Preface
Survival Date	Section 5.2.2
Target Company	Preface
Termination Date	Section 10.1.4
Top Customers	Section 3.19
Top Suppliers	Section 3.19
Third Party Proceeding	Section 5.2.4
Transfer Taxes	Section 7.3

11.3       Construction

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of construction shall apply:

11.3.1       Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

11.3.2       Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

11.3.3       Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

11.3.4       Headings. The provision of a Table of Contents, the division of this Agreement into Sections and clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “clause” are to the corresponding Section or clause of this Agreement unless otherwise specified.

11.3.5       Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

11.3.6       Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Article XII

Miscellaneous

12.1       Arbitration

All disputes, actions and proceedings arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement which rules are deemed to be incorporated by reference in this Section 12.1. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be one arbitrator agreed to by the Seller and the Purchaser, and if they cannot so agree on such arbitrator within five (5) Business Days of the commencement of the notice of arbitration proceedings, three arbitrators shall be appointed. In such case, two (2) of the arbitrators shall be nominated by the respective Parties, and if either Party shall abstain from nominating its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that, if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC, upon the request of either Party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing. The arbitral award is final and binding upon all Parties.

12.2       Consent to Amendments

Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only with the written consent of the Purchaser and the Seller. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.3       Successors and Assigns; Benefits

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either the Seller without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Seller. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder, except that the Purchaser Indemnitee shall be third-party beneficiaries and entitled to enforce Section 5.2.1 and the Seller Indemnitee shall be third-party beneficiaries and entitled to enforce Section 5.2.3.

12.4       Counterparts

This Agreement may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

12.5       Governing Law

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of Hong Kong without giving effect to any choice of law or conflict of law rules or provisions (whether of Hong Kong or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than Hong Kong.

12.6       Notices

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (iii) sent by facsimile to the recipient if sent before 5:00 p.m. Hong Kong time on a Business Day. Such notices, demands and other communications shall be sent to the Purchaser and the Seller at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

To the Purchaser:

9820 Dino Dr, Suite 110

Elk Grove, CA 95758

Attention: Lin Li

Email: lin.li@northann.com

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP

2206-19 Jardine House, 1 Connaught Place, Hong Kong

Attention: Henry Yin; Benjamin Yao

Email: henry.yin@loeb.com; byao@loeb.com

To the Seller:

No. 1, Unite 3, Building 1, No. 14, Mapoll, Jiefang North Road, Yuhu District, Xiangtan, Hunan Province, PRC

Attention: Jianqun Xu

12.7       No Strict Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.8       Entire Agreement

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding, agreements or representations by or between the Parties, written or oral, which may relate to the subject matter hereof in any way.

12.9       Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.10       Remedies; Specific Performance

The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

[remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE SELLER:

XU Jianqun

Signature:	/s/ XU Jianqun

THE PURCHASER:

Northann Corp.

Signed By:	/s/ Lin Li
Name:	Lin Li
Title:	CEO

Signature Page to Share Purchase Agreement

Schedule A

Seller Disclosure Schedule

None.